Exhibit 3.1

Amendment to Bylaws

of

SatCon Technology Corporation

(Adopted by the Board of Directors on February 27, 2007)

Section 1(a) of Article IX of the Bylaws of SatCon Technology Corporation, as amended, is hereby deleted in its entirety and replaced with the following:

“(a)         The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.  Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman of the Board of Directors, or the President or any Vice President, and by the Treasurer or Assistant Treasurer, or the Secretary or Assistant Secretary, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.”

Section 2 of Article IX of the Bylaws of SatCon Technology Corporation, as amended, is hereby deleted in its entirety and replaced with the following:

“Section 2.             Transfers.  Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws.  Transfers of stock shall be made on the books of the Corporation only by the record holder of such stock or by his or her attorney lawfully constituted in writing and, if such stock is certificated, upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.  Any transfer shall be accompanied by proper evidence of succession, assignment or authority and, upon receipt of such evidence and compliance with the other applicable provisions of these Bylaws and applicable law, it shall be the duty of the Corporation to record the transaction in its books.”